Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-188929, 333-213602, 333-218388, 333-225582, 333-232081, 333-238967, 333-256900, 333-265323, 333-272661, 333-279948, and 333-288147 on Form S-8 and Registration Statement No. 333-191522 on Form S-3 of our reports dated February 19, 2026 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 20, 2026